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                                 March 29, 2000

Chapman Capital Management Holdings, Inc.
World Trade Center-Baltimore
401 East Pratt Street, 28th Floor
Baltimore, MD 21202

               RE:  ACQUISITION BY ECHAPMAN.COM, INC.

Ladies and Gentlemen:

                  We have acted as counsel for Chapman Capital Management Holdings, Inc. ("CCMH"), a Maryland corporation, in connection with the preparation and execution of the Agreement and Plan of Merger (the "Agreement"), dated as of November 15, 1999, by and among CCMH, EChapman.com, Inc. ("EChapman"), a Maryland corporation, and CCMH Merger Subsidiary, Inc. ("Merger Sub"), a Maryland corporation and wholly-owned subsidiary of EChapman. This opinion is being delivered to you in accordance with Section 8.2(d) of Article VIII of the Agreement. Pursuant to the Agreement, CCMH will merge with and into Merger Sub (the "Merger"). All section references in this opinion, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code"). All capitalized terms used in this opinion and not otherwise defined in this opinion shall have the meanings assigned to them in the Agreement.

                  In rendering this opinion, we have examined and, with your consent, have relied upon (without any independent investigation or review thereof) the following documents (including all exhibits and schedules thereto):
(i) the Agreement; (ii) the Registration Statement on Form S-4 as filed with the Securities and Exchange Commission in the form in which it was declared effective (the "Registration Statement") and the Proxy Statement/Prospectus included therein; (iii) representations and certifications made to us by CCMH (attached hereto as EXHIBIT A); (iv) representations and certifications made to us by EChapman (attached hereto as EXHIBIT B); and (v) such other instruments and documents related to the formation, organization and operation of CCMH, eChapman and Merger Sub or to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate.

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Chapman Capital Management Holdings, Inc.
March 29, 2000
Page 2

                            THE PROPOSED TRANSACTION

                  Based solely upon our review of the documents set forth above and the information contained therein (which information we have not attempted to verify in any respect), and in reliance upon such documents and information, we understand that the proposed transaction and the relevant facts with respect thereto are as follows:

                  CCMH is a holding company whose wholly-owned subsidiary, Chapman Capital Management, Inc., a District of Columbia corporation, manages mutual funds and a private investment trust, and advises investors on a separate account basis. EChapman is a newly formed corporation designed to bring together the financial services capabilities of Chapman Capital Management, Inc. and certain other related corporations, while taking advantage of the unique opportunities presented by the growth of the Internet. Merger Sub was organized solely for the purpose of accomplishing the Merger.

                  For the reasons set forth in the Prospectus/Proxy Statement, it is proposed that pursuant to the Agreement and the laws of the State of Maryland, CCMH merge with and into Merger Sub. CCMH's separate corporate existence will cease and Merger Sub will be the surviving corporation. As the surviving corporation, Merger Sub will succeed to all of the assets and liabilities of CCMH under Maryland corporate law.

                  By virtue of the Merger, each share of CCMH Common Stock, excluding CCMH Common Stock owned by EChapman, Merger Sub or any Objecting Stockholders, issued and outstanding at the Effective Time will be converted into the right to receive 2.23363 EChapman Shares. Fractional EChapman Shares will not be issued in the Merger. Instead, Fractional Share Payments shall be made.

                         ASSUMPTIONS AND REPRESENTATIONS

                  In connection with rendering this opinion, we have assumed or obtained representations (and, with your consent, are relying thereon, without any independent investigation or review thereof, although we are not aware of any material facts or circumstances contrary to or inconsistent therewith) that:

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Chapman Capital Management Holdings, Inc.
March 29, 2000
Page 3

                  1. All information contained in each of the documents we have examined and relied upon in connection with the preparation of this opinion is accurate and completely describes all material facts relevant to our opinion. With respect to such documents, we have also assumed the genuineness of all signatures, the legal capacity of all individuals signing the documents, the authenticity of the documents and the conformity with originals of all documents submitted to us as copies. We have further assumed that there has been (or will be by the Effective Time) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

                  2. The Merger will be consummated in accordance with Maryland law and will qualify as a statutory merger under Maryland law.

                  3. All representations made in the exhibits hereto are true, correct, and complete in all material respects.

                  4. The Merger will be consummated in accordance with the Agreement and as described in the Proxy Statement/Prospectus (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof); each of EChapman, Merger Sub and CCMH will comply with all reporting obligations with respect to the Merger required under the Code and the Treasury Regulations thereunder; and the Agreement and all other documents and instruments referred to therein or in the Proxy Statement/Prospectus are valid and binding in accordance with their terms.

                        OPINION - INCOME TAX CONSEQUENCES

                  Based upon and subject to the assumptions and qualifications set forth herein, it is our opinion that for federal and state income tax purposes:

                  1. The Merger will qualify as a tax-free reorganization within the meaning of Section 368(a)(2)(D), to which EChapman, Merger Sub and CCMH will each be a party.

                  2. No gain or loss will be recognized by EChapman, Merger Sub or CCMH in the Merger.

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Chapman Capital Management Holdings, Inc.
March 29, 2000
Page 4

                  3. No gain or loss will be recognized by the CCMH stockholders upon receipt by them of EChapman common stock in exchange for CCMH common stock in the Merger.

                  4. Provided that the CCMH common stock is held as a capital asset, the tax basis of the EChapman common stock received by each CCMH stockholder will be the same as the tax basis of the CCMH common stock surrendered and exchanged in the Merger, decreased by the amount of any cash received by the stockholder and increased by the amount of any gain recognized by the stockholder.

                  5. Provided that the CCMH common stock is held as a capital asset, the holding period of the EChapman common stock received by the CCMH stockholders will include the holding period during which the CCMH common stock surrendered in exchange therefor was held.

                   In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below:

                  1. This opinion represents and is based upon our best judgment regarding the application of relevant current provisions of the Code and the Maryland Code and interpretations of the foregoing as expressed in existing court decisions, administrative determinations (including the practices and procedures of the Internal Revenue Service (the "IRS") in issuing private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives such a ruling) and published rulings and procedures, all as of the date hereof. An opinion of counsel merely represents counsel's best judgment with respect to the probable outcome on the merits and is not binding on the IRS, the Comptroller of the Treasury (the "Comptroller") or the courts. There can be no assurance that positions contrary to our opinions will not be taken by the IRS or the Comptroller, or that a court considering the issues would not hold contrary to such opinions. CCMH has not requested a ruling from the IRS or the Comptroller (and no ruling will be sought) as to any of the federal or state income tax consequences addressed in this opinion. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinion expressed herein. Nevertheless, we undertake no responsibility to

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Chapman Capital Management Holdings, Inc.
March 29, 2000
Page 5

advise you of any new developments in the law or in the application or interpretation of the federal or state income tax laws.

                  2. This letter addresses only (i) the specific tax opinions set forth above and (ii) the federal and state tax consequences of the Merger in and of itself. This letter does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).

                  3. Our opinion is intended to address only the tax consequences to CCMH and its shareholders generally and is not intended to address (nor may it be relied upon for) the tax consequences to EChapman or any other person. We express no opinion regarding, among other things, the tax consequences of the Merger (including the opinion set forth above) as applied to specific stockholders of CCMH, such as dealers in securities, corporate shareholders subject to the alternative minimum tax, foreign persons, and holders of shares acquired upon exercise of stock options or in other compensatory transactions.

                  4. Our opinion set forth herein is based upon the description of the contemplated transaction as set forth in (i) the section of this opinion captioned "The Proposed Transaction;" (ii) the Agreement; and (iii) the Proxy Statement/Prospectus. If the actual facts relating to any aspect of the transaction differ from this description in any material respect, our opinion may become inapplicable. No opinion is expressed as to any transaction other than the one set forth in the section captioned "The Proposed Transaction," the Agreement and the Proxy Statement/Prospectus. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

                  5. In basing matters set forth herein on our knowledge or awareness, the words "knowledge" and "awareness" (and any variations thereof) signify that in the course of our representation as counsel to CCMH, no information has come to our attention that would give us actual knowledge or actual notice that any such matters are not accurate or that any of the documents, certificates and information on which we have relied are not accurate and complete. The words "knowledge" and "awareness" and similar language

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Chapman Capital Management Holdings, Inc.
March 29, 2000
Page 6

used herein are intended to be limited to knowledge of the lawyers within our firm who have been actively involved in specific matters for CCMH insofar as such knowledge pertains to the area(s) of their involvement.

                  This opinion is provided only to CCMH and its stockholders, and without our prior consent, may not be relied upon, used, circulated, quoted or otherwise referred to in any manner by any person, firm, governmental authority or entity whatsoever other than CCMH and a shareholder of CCMH. Notwithstanding the prior sentence, we hereby consent to the use of the opinion letter as an exhibit to the Registration Statement and to the use of our name in the Registration Statement.



                                            Sincerely yours,





                                            /S/ VENABLE, BAETJER AND HOWARD, LLP